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                                                                     EXHIBIT 2.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement (this "Agreement") is entered into as of this 5th day of December, 2000, by and between Lynch Systems, Inc., a South Dakota corporation previously named M-Tron Industries Inc. (the "Transferor"), and M-Tron Industries, Inc., a Delaware corporation (the "Transferee").

                              W I T N E S S E T H:

         WHEREAS, the Transferor desires to transfer to the Transferee, and the Transferee desires to receive from the Transferor, substantially all of the Assets (as hereinafter defined) held by the Transferor; and

         WHEREAS, the Transferor and the Transferee each desire that Transferee assume from the Transferor the Assumed Liabilities (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I

                             TRANSFER OF THE ASSETS

                  1.1 ASSETS. Subject to and upon the terms and conditions set forth in this Agreement the Transferor hereby transfers, conveys, assigns and delivers to the Transferee, and the Transferee accepts from the Transferor, all right, title and interest of the Transferor in and to the properties, assets, and rights of every nature, kind and description, tangible and intangible (including good will), whether real, personal or mixed, whether accrued, contingent or otherwise (other than the Excluded Assets (as hereinafter defined) held by the Transferor (collectively, the "Assets"), including without limitation all of the items in the following categories:

                  (a) all machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and part of similar property (including but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person);

                  (b) all inventories or raw materials, works in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by the Transferor and Inventories previously purchased and in transit to the Transferor;

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                  (c)      all rights in and to products sold or leased
                           (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

                  (d) all rights (including but not limited to any and all Intellectual Property (as hereinafter defined) set forth on Schedule 1.1 hereto) in and to products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to the merger of Lynch Systems, Inc., a Delaware corporation ("Lynch Delaware"), into Transferor on the date hereof (the "Merger");

                  (e) all of the rights of the Transferor under all contracts, arrangements, licenses, leases or other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

                  (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

                  (g) all notes and accounts receivable held by the Transferor and all notes, bonds and other evidence of indebtedness of and to receive payments from any person held by the Transferor;

                  (h) all United States and foreign: (i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) trademarks, service marks, trade names, inventions, trade dress, logos, business and product names, slogans and registration and application for registration thereof; (iii) copyrights (including software) and registrations thereof but excluding the name of the Transferor, which shall be separately licensed to the Transferee; (iv) inventions, processes, designs, formulae, trade secrets, know how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (v) mask work and other semiconductor chip rights and registration thereof (vi) intellectual property rights similar to any of the foregoing; and (vii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) (collectively, the "Intellectual Property") and all rights thereunder or in respect thereof primarily

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                           relating to and used or held for use in connection
                           with the business of the Transferor, including but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and the rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets");

                  (i) all books, records, manuals and other materials (in any form or medium, including, but not limited to, all records and materials maintained at the headquarters of the Transferor, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales and order files and litigation files;

                  (j) to the extent their transfer is permitted by law, all governmental approvals, including all applications therefor;

                  (k) all real property (as set forth on Schedule 1.1 hereto) (the "Real Property") and all licenses, permits, approvals and qualifications relating to any Real Property issued to the Transferor by any governmental authority;

                  (l) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Transferor with respect to the business or the ownership, use function or value of any Asset, whether arising by way of counterclaim or otherwise; and

                  (m) all guarantees, warranties, indemnities and similar rights in favor of Transferor with respect to any Asset.

                  1.2 EXCLUDED ASSETS. The Transferor will retain and not transfer, and the Transferee will not accept or acquire, the following assets (the "Excluded Assets"):

                  (a) any assets received by the Transferor from Lynch Delaware as a result of the Merger, including, without limitation, the Collateral as defined in that certain Credit Agreement, dated as of March 22, 2000, by and between SunTrust Bank, a Georgia banking corporation, and Lynch Delaware, as amended or restated from time to time, and any other assets acquired by the Transferor after the Effective Date; and

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                  (b)      any and all shares of stock of Spinnaker Industries,
                           Inc., a Delaware corporation, including any rights to any dividends or other distributions payable in cash, securities or other property, declared on such shares of stock but unpaid as of the Effective Date (as hereinafter defined) (collectively, the "Spinnaker Stock").

                                   ARTICLE II

                    THE CLOSING AND ASSUMPTION OF LIABILITIES

         2.1 PLACE AND DATE. The transfer of Assets and assumption of the Assumed Liabilities as contemplated in this Agreement shall be effective as of the date hereof (the "Effective Date").

         2.2 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein, at the Effective Date, the Transferee shall assume and agree to pay, honor and discharge when due all of the Transferor's liabilities, obligations and commitments existing at or arising on the Effective Date (collectively, the "Assumed Liabilities").

         2.3 EXCLUDED LIABILITIES. Notwithstanding the provisions of Section 2.2 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to Transferee, the Transferee shall not assume: (a) any liabilities, obligations or commitments of the Transferor assumed or incurred by the Transferor from Lynch Delaware in connection with the Merger or (b) any liabilities, obligations or commitments of the Transferor to SunTrust Bank, including, without limitation, any such liabilities, obligations or commitments incurred in connection with the pledge of the Spinnaker Stock pursuant to that certain Pledge Agreement, dated as of the date hereof, by and between Transferor and SunTrust Bank (collectively, the "Excluded Liabilities").

         2.4 CONSENT OF THIRD PARTIES. To the best of Transferor's knowledge, all consents of third parties required for the transfer of the Assets and the assumption of the Assumed Liabilities as contemplated herein have been obtained. In the event that the consent of any third party so required has not been obtained as of the Effective Date, this Agreement shall not be effective to assign or transfer such Asset or to assume such Assumed Liability, as the case may be, until such consent has been obtained.

         2.5      INDEMNIFICATION OF TRANSFEROR.
                  -----------------------------

                  (a) Transferee hereby agrees that it will pay or perform all obligations, liabilities and responsibilities of the Transferor owing to First National Bank of Omaha, a national banking association, Robert Jenks, Martin J. Kiousis and David L. Rein (collectively, the "Creditors"). Transferee further agrees that it will (i) indemnify Transferor against any actions or claims brought by or on behalf of the Creditors, (ii) defend Transferor against any actions or claims brought by the

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         Creditors against Transferor, and (iii) pay any settlement amount or judgment for the payment of money obtained by the Creditors against Transferor.

                  (b) Transferee further agrees that, with respect to actions or claims brought against Transferor at any time and which arise from actions or omissions by Transferor or its directors, officers, agents or employees before the Effective Date (including without limitation any claims or actions brought against Transferor by or on behalf of Paradyne Networks, Inc. relating to the civil patent litigation captioned Lamelson Foundation v. Esco Electronics Corporation, et al., United States District Court, District of Arizona, No. CIV 000660 PHX
         JWS), Transferee will (i) indemnify Transferor against any such actions or claims, (ii) defend Transferor against any such actions or claims, and (iii) pay any settlement amount or judgment for the payment of money obtained by any party bringing such action or claim.

         2.6 FURTHER ASSURANCES. If at any time after the Effective Date any further action is necessary to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including, without limitation, the execution and delivery of such further instruments and documents of conveyance) as any other party may reasonably request. Without limiting the generality of the foregoing, the parties hereby acknowledge and agree that from and after the Effective Date, Transferee will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Assets or the Assumed Liabilities, and Transferor will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Excluded Assets or the Excluded Liabilities.

                                   ARTICLE III

                                  MISCELLANEOUS

         3.1 SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason. Such circumstances shall not have the effect of rendering the provision in questions inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

         3.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally; (ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by next-day or overnight mail or delivery or (iv) set by telecopy or telegram.


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         (a)      if to Transferor, to

                  Lynch Systems, Inc
                  100 South Douglas Avenue
                  P.O. Box 630
                  Yankton, SD 57078

         (b)      if to Transferee, to

                  M-Tron Industries, Inc.
                  100 South Douglas Avenue
                  P.O. Box 630
                  Yankton, SD 57078

         3.3 HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         3.4 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) constitutes the entire agreement and supercedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         3.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         3.6 GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware.

         3.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         3.8 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, PROVIDED that that Transferee may assign this Agreement to any subsidiary of the Transferee or to any lender in respect of financing arrangements entered into in connection with the transactions contemplated hereby and any refinancing, extensions, refunding or renewals thereof, PROVIDED, FURTHER, that no assignment to any such lender shall in any way affect the Transferee's obligations or liabilities under this Agreement.

         3.9 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

         3.10 AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in

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writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor its failure by any of the parties, on one or more occasions, to enforce any of the provision of this Agreement or to exercise any rights or privileges hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights to remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representations, warranty, covenant or agreement as to which there is no inaccuracy or breach.

     (Remainder of page intentionally left blank. Signature page to follow.)

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                               Lynch Systems, Inc.


                               By:
                                  ---------------------------------------------
                               Name:  Arnold Bowling
                               Title: President

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                                M-Tron Industries, Inc.


                                By:
                                   --------------------------------------------
                                Name: Robert R. Zylstra
                                Title: President

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                                  SCHEDULE 1.1


                                  REAL PROPERTY

         West Two Hundred Feet (W200') of the Northeast Quarter of the Northeast Quarter (NE 1/4 NE 1/4) except the North 467.8 feet thereof, and the West Two Hundred feet (W200') of Government Lot One (1), Section Seventeen (17), Township Ninety-three (93), Range Fifty-five (55), Yankton County, South Dakota.

         Lots One (1) and Two (2), Tucker's 4th Addition, County of Yankton, South Dakota as per plat recorded in Book S11, page 66.

         East Two Hundred Feet (E200') of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 17, Township 93, Range 55, West of the 5th P.M., Yankton County, South Dakota



                              INTELLECTUAL PROPERTY

         Selected Overtone Resonator with Channels, U.S. Patent No. 6,016,025, dated January 18, 2000